Exhibit (a)(5)(iii)

The Pershing Square Funds Announce the Preliminary Results of Their Tender Offer for Common Shares of The Howard Hughes Corporation

NEW YORK, November 29, 2022 — Pershing Square Capital Management, L.P. today announced the preliminary results of the cash tender offer (the “Offer”) by Pershing Square, L.P. (“PS”), Pershing Square International, Ltd. (“PS International”) and Pershing Square Holdings, Ltd. (“PSH” and together with PS and PS International, the “Purchasers”) to purchase up to an aggregate of 6,340,000 shares of common stock, $0.01 par value per share (each, a “Common Share”), of The Howard Hughes Corporation, a Delaware corporation (NYSE: HHC) (the “Company”), which expired at 12:00 Midnight, New York City time, at the end of November 28, 2022.

Based on a preliminary count by the depositary for the Offer, 1,559,205 Common Shares were validly tendered and not validly withdrawn, including 166,232 Common Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the Offer and based on the preliminary count by the depositary, the Purchasers expect to accept for payment, at a purchase price of $70.00 per Common Share, all the Common Shares that were validly tendered and not validly withdrawn. The total of 1,559,205 Common Shares that the Purchasers expect to accept for purchase represents approximately 3.1% of the Company’s outstanding Common Shares as of October 26, 2022.

The number of shares expected to be purchased in the Offer is based on the depositary’s preliminary count and the assumption that all Common Shares tendered by notice of guaranteed delivery will be delivered within the required two-trading-day period, and is subject to change. The final number of Common Shares to be purchased will be announced following the expiration of the guaranteed delivery period and completion by the depositary of its confirmation process. Payment for Common Shares accepted for purchase under the Offer, and the return of all other Common Shares tendered and not purchased, will occur promptly thereafter.

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King & Co., Inc. (“D.F. King”) (the information agent for the offer) by contacting them at (800) 848-3402 (toll-free). Banks and brokers may contact D.F. King at (212) 269-5550 or Jefferies LLC (the dealer manager for the Offer) at (877) 821-7388 (toll-free). Computershare Trust Company, N.A. is acting as depositary for the Offer.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P., based in New York City, is a SEC-registered investment advisor to investment funds.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release. You should carefully consider these and other uncertainties described in the Offer to Purchase and the other tender offer documents that have been or will be delivered to you or filed by the Purchasers with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. None of the Purchasers or any of their affiliates give any assurance that they will achieve their expectations. The inclusion of any statement in this press release does not constitute an admission by the Purchasers, their affiliates or any other person that the events or circumstances described in such statement are material.

Contacts

Pershing Square Capital Management, L.P.
Francis McGill
McGill@persq.com
(212) 909-2455